Exhibit 99.1

Verdant to Acquire Hybrid Power System Developer Windstrip

BEVERLY HILLS, June 6, 2013 – VRDT Corporation (“Verdant”) announced today that it has agreed to acquire Windstrip Hong Kong Limited (“Windstrip”) in exchange for approximately 15.5 million shares of VRDT common stock. Windstrip, through its Minnesota-based subsidiary, Windstrip LLC, has developed a state-of-the-art hybrid power system based on harnessing energy from multiple renewable and traditional energy sources, including wind, solar, and grid sources, storing and managing that energy using proprietary technology, and then delivering that energy for distributed industrial and other uses. Windstrip’s patent-pending wind systems form a key component of the flexibility of the hybrid system.

“While other companies in the next generation renewable energy markets are failing, most notably those in the electric vehicle sector, we at Verdant have remained firm and confident that our diverse, cross-discipline model would prove the more prudent and successful approach. When coupled with our acquisitions and partnerships formed to date, the acquisition of Windstrip allows us to demonstrate the effectiveness of our model,” stated Graham Norton-Standen, Verdant’s Executive Chairman, “utilizing the Windstrip system not only plays an integral role in our business plans, but also provides us with the ability to maximize secondary revenue streams across the entirety of our asset base.”

“Joining the Verdant family of companies presents a tremendous opportunity for Windstrip to grow and we believe the larger platform provided by VRDT and its subsidiaries will be the catalyst in successfully driving our product to market,” stated Lassi Noponen, Chairman of Windstrip, “we are extremely pleased to join the Verdant team and are excited about work as part of Verdant in capitalizing on the opportunities available for Windstrip.”

About VRDT: VRDT Corporation (OTCQB: VRDT) is public company aggregation platform focused on the intelligent integration of renewable and sustainable energy technology, transportation and infrastructure-related ventures and initiatives. Verdant’s focus is to bring together technology, manufacturing, and services to significantly enhance efficiencies in energy-use options and facilitate the rapid and broad implementation and adoption of those efficiencies as part of a new energy paradigm.

About Windstrip: Windstrip HK Ltd. is a renewable energy company that has invented a decentralized Hybrid Power System for wide range of industrial, commercial and residential applications. Windstrip flagship product is a fully-integrated, compact, modular, scalable and highly efficient hybrid power system that combines Windstrip’s proprietary wind generation system and solar energy collection with multiple other renewable and traditional energy sources in a safe, stable and reliable way in order to achieve the most efficient storage and delivery of energy from renewable energy sources.

Maria Foskaris

(949) 633-3467.

Statements contained in this release that are not historical facts may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 27E of the Securities Act of 1934 and are inherently uncertain. Actual performance and results may differ materially from that projected herein due to certain risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. VRDT Corporation does not intend to update any of the forward-looking statements after the date of this release to conform them to actual results, except as may be required by law.

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